Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment dated March 13, 2013 (the “Amendment”) to the Employment Agreement (the “Agreement”) dated August 20, 2008, as amended on April 26, 2010, by and between Republic First Bank (the “Bank”), a wholly-owned subsidiary of Republic First Bancorp, Inc. (the “Company”), and Andrew J. Logue (the “Employee”).

WHEREAS, the parties thereto desire to change certain terms of the Agreement.

NOW, THEREFORE, in consideration of their mutual promises set forth below and intending to be legally bound hereby, the parties agree as follows:

The following paragraph is added to Section 5.A(1) of the Agreement:

“If the Employee’s employment with the Bank ceases due to a termination by the Bank upon a Change in Control, the Employee shall be entitled to a severance payment (the “Severance Payment”) equal to the sum of the Employee’s annual base salary for the preceding 12 months (“Prior Base Salary”). The Severance Payment is payable within fifteen (15) days of such termination, provided, however, that if upon such termination, the Employee is offered a position at a successor to the Company or to the Company’s business with compensation (annual base salary, plus other annual compensation) that is substantially similar to or greater than the Employee’s compensation at the Bank immediately prior to such termination, no Severance Payment is payable by the Bank to the Employee.

IN WITNESS WHEREOF, the Bank has caused this Amendment to the Agreement to be executed by its duly authorized officer, and Employee has executed this Amendment to the Agreement, in each case as of the date first written above.

BANK:

By:	/s/ Harry D. Madonna
Harry D. Madonna Chief Executive Officer

EMPLOYEE:

By:	/s/ Andrew J. Logue
Andrew J. Logue